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                                                                   EXHIBIT 10.14

May 5, 1997


Mr. Shirish S. Sathaye
415 Stag Horn Drive
Wexford, PA  15090
(412) 934-3832

Dear Shirish,

Alteon Networks, Inc, (the "Company") is pleased to offer you the position of Vice President of Engineering reporting to the CEO & President, on the terms set
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forth below (the "Agreement").

Your starting salary will be $160,000 per year, which will be equivalent to
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$6,153.85 per bi-weekly pay period, less payroll deductions and withholdings. A
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$36,000 hire-on bonus will be paid to you on your first regular payroll, less
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payroll deductions and withholdings. In the event you leave the company within the first eighteen (18) months of employment (other than because of merger and acquisition), you will refund the company a prorated portion of this bonus based on the number of months you are employed by Alteon Networks.

In addition, Alteon Networks will provide you with four (4) one-way tickets from Pittsburgh to San Jose, California (provided we obtain your travel schedule within the two weeks travel arrangement lead-time required by our agency).
These four tickets will be your tax reporting responsibilities, Alteon Networks will provide year-end document for your income tax reporting purpose.

At its next meeting, the Company's Board of Directors will grant you the right to purchase 300,000 shares of common stock, at the option price of the approval
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date pursuant to the Company's Stock Option Plan.  Under this plan you will vest
25% of the Shares after your first full year of employment, and continue vesting thereafter at the rate of 1/48th per month of the grant, as long as you are employed by the Company. (You may also elect to purchase these Shares immediately, subject to a Company Repurchase Right that will lapse on the same schedule that the stock options would have normally vested.) If, during the term of your employment, the Company is acquired or sold, you will immediately vest 50 percent (50%) of your then remaining unvested Shares. If you have
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committed to full time employment with such acquiring company, you will continue vesting the remaining unvested shares on an equal 1/48th per month. If, however, the acquiring company, for any reason terminates your employment or materially reduces your job responsibilities or compensation without cause, or requires that you relocate from the Silicon

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Valley, you will immediately vest in full of the remaining unvested shares. This offer is contingent on your ability to start your employment with Alteon
Networks on or before May 21, 1997.
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Commencing on your date of  hire you will be eligible to participate in Alteon's standard benefits package, which include 16 days of paid time off (PTO), medical, dental, life and disability (LTD) benefits plans governed by the terms, conditions, and limitations contained in the applicable plan documents.

This offer of employment is contingent upon your ability to provide and maintain the proper and necessary documentation required for you and Alteon Networks to comply with United States Immigration and Naturalization laws and regulations pertaining to the right to work in the United States.

This Agreement, including attachments, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements. It may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company. If any provision of this agreement is determined to invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

This offer of employment is also contingent upon the completion of the reference check and this offer will expire on May 5, 1997. To indicate your acceptance of
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our offer under the terms described above, please sign, complete with your actual first day of employment and return this letter by faxing a copy to 408-360-5501, and mail the original in the enclosed envelope.

Shirish, we have no doubt that you will make a pivotal contribution to our team and our goals as a company. All of us at Alteon Networks are looking forward to having you as part of our team.

If you have any questions, please feel free to give us a call.

Sincerely,

/s/ Dominic P. Orr
Dominic P. Orr
President/CEO

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This will acknowledge my acceptance of this offer of employment.


  /s/ Shirish S. Sathaye                                May 5, 1997
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     Shirish S. Sathaye                                      Date


My first day of employment at Alteon Networks will be May 21, 1997
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Handwritten notes states: After 3 working days I plan on taking a leave of absence until June 4th and resume work on June 5th.